Exhibit 99.2

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minnetonka, Minnesota on April 18, 2012 at 2:00 p.m. local time. All shareholders are welcome to attend and take part in the discussion of Company affairs.

Board of Directors

Bradley D. Slye
Chairman of the Board
President, Electro-Sensors, Inc.

Joseph A. Marino
President/CEO, Cardia, Inc.

Geoffrey W. Miller
CFO, Wilcox Paper

Robert W. Heller

CEO, PPT Vision, Inc.

Jeffrey D. Peterson

Private Investor

Officers

Bradley D. Slye
President; CEO and CFO

Transfer Agent & Registrar

American Stock Transfer & Trust Company
Corporate Trust Services
59 Maiden Lane
New York, NY 10038

Auditors

Boulay, Heutmaker, Zibell & Co. P.L.L.P.
7500 Flying Cloud Drive, Ste. 800
Minneapolis, MN 55344

Counsel

Fredrikson & Byron, PA

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Exchange Listing

The Nasdaq Stock Market (Capital Market)
Common Stock
Stock Trading Symbol: ELSE

Form 10-K

The Form 10-K report included in this annual report to shareholders has been filed with the Securities and Exchange Commission (“SEC”). However, the SEC takes no action to approve or disapprove the report or to pass upon its accuracy or adequacy. This report is not intended to be used, nor may it be used, as a representation, prospectus or circular in respect to any security; it is published and furnished solely as information for the benefit of the Company’s shareholders.

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